ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2009 RESULTS

SOLON, Ohio, August 13, 2009 — Energy Focus, Inc. (NASDAQ: EFOI) today announced financial results for the second quarter ended June 30, 2009.
Financial and operating highlights include the following:

•	Net sales at $3.8 million for the second quarter 2009 increased 36.0%, with respect to first quarter 2009 sales of $2.8 million. However, this was a decrease of 49.9% versus the second quarter in 2008.

•	Cash utilization was markedly reduced during the second quarter of 2009 to $1.2 million, compared to $3.8 million for the first quarter of 2009 and $2.6 million for the second quarter of 2008. The company finished the second quarter with a balance sheet showing cash of $5.6 million, and total shareholders’ equity of $11.9 million. .

•	The net loss in the quarter was $2.3 million ($0.16 per share) compared to the net loss of 3.0 million ($0.21 per share) in the first quarter of 2009, an improvement of $0.7 million.

•	Operating expenses were reduced $229,000 (net of a non-cash charge for impairment of fixed assets of $165,000) for the quarter compared to the first quarter of 2009 and $1.0 million or 24.0% compared to the second quarter of 2008. Continued reductions in expenses are expected in Q3 and Q4

”While the business environment remains extremely challenging and our sales are lower when compared to 2008, I am nonetheless encouraged to see sales improving quarter over quarter,” said Joe Kaveski, CEO of Energy Focus, Inc. “I would also like to report that we are making good progress towards accelerating our transformation out of the residential and new construction markets and into the existing building market. The company has retained a broker to aggressively market its legacy businesses. In addition, the company continues to secure existing building energy solutions projects in the private sector and is intensifying its efforts to develop sales partnerships to take advantage of stimulus money available for public sector buildings. In particular, we have received a great deal of interest from the introduction of our new line of LED based general illumination parking garage fixtures which are positioned to capitalize on projects funded with stimulus money. Furthermore, I am very excited that the US Government has recently awarded Energy Focus a $1.4 million contract to supply the next generation of LED based lighting for US Navy ships. Finally, the company continues to be focused on improving its financial position both by aggressively reducing costs as well as by exploring external financing alternatives.”

Energy Focus, Inc. management will host a conference call on Thursday, August 13th at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter, 2009 financial results and other corporate events, followed by a Q & A session. Dialing 1-888-417-2254 (US/Canada)

or 1-719-457-2639 (International/Local) can access the call. The conference ID number is 6204981. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

The conference call will also be available over the Internet at in the Investor Relations area of the site. A replay of the conference call will be available two hours after the call for the following 7 days by dialing 888-203-1112 (US/Canada) or 719-457-0820 (international/local) and entering the following pass code: 6204981. Also, an instant replay of the conference call will be available over the Internet at http://www.energyfocusinc.com on August 13, 2009 and will remain available for one year in the Investor Relations area of the site.

About Energy Focus
Energy Focus, Inc. is a leading supplier of energy solutions and the world’s only supplier of EFO®, a lighting technology that is more efficient than conventional electric lamps. Energy Focus solutions provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Energy Focus also has a long standing relationship with the US Government.  Energy Focus’ numerous Research and Development projects for the DOE and DARPA include creating energy efficient LED lighting systems for the US Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The company has additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see http://www.energyfocusinc.com.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the business outlook for 2009 and thereafter. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

CleanTech IR, Inc.

310-541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.

CONDENSED
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,613	$10,568
Accounts receivable trade, net	1,903	2,668
Inventories, net	4,928	5,539
Prepaid and other current assets	300	639

Total current assets	12,744	19,414
Fixed assets, net	3,582	4,096
Other assets	102	142

Total assets	$16,428	$23,652

LIABILITIES
Current liabilities:
Accounts payable	$1,222	$2,767
Accrued liabilities	1,186	1,621
Deferred revenue	216	191
Credit line borrowings	1,776	1,904
Current portion of long-term borrowings	—	54

Total current liabilities	4,400	6,537
Other deferred liabilities	67	81
Long-term borrowings	71	245

Total liabilities	4,538	6,863

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2009 and 2008
Issued and outstanding: no shares in 2009 and 2008
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2009 and 2008
Issued and outstanding:15,079,000 in 2009 and 14,835,000 in 2008	1	1
Additional paid-in capital	66,238	65,865
Accumulated other comprehensive income	369	251
Accumulated deficit	(54,718)	(49,328)

Total shareholders’ equity	11,890	16,789

Total liabilities and shareholders’ equity	$16,428	$23,652

ENERGY FOCUS, INC.
CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)
(unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008
Net sales	$3,815	$7,616	$6,620	$12,453
Cost of sales	3,016	5,173	5,503	8,766

Gross profit	799	2,443	1,117	3,687

Operating expenses:
Research and development	253	192	483	493
Sales and marketing	1,650	2,712	3,530	5,690
General and administrative	1,202	1,182	2,426	2,552
Loss on impairment of assets	165	—	165	—

Total operating expenses	3,270	4,086	6,604	8,735

Loss from operations	(2,471)	(1,643)	(5,487)	(5,048)
Other income (expense):
Other income/(expense)	146	30	147	32
Interest income/ (expense)	(24)	14	(50)	8

Loss before income taxes	(2,349)	(1,599)	(5,390)	(5,008)
Benefit from (provision for) income taxes	—	(40)	—	(80)

Net loss	$(2,349)	$(1,639)	$(5,390)	$(5,088)

Net loss per share – basic and diluted	$(0.16)	$(0.11)	$(0.36)	$(0.38)

Shares used in computing net loss per share – basic and diluted	14,915	14,830	14,877	13,521